CERTIFICATE OF DESIGNATION
OF
SERIES A JUNIOR PARTICIPATING PREFERENCE SHARES
OF
ARLINGTON TANKERS LTD.

Arlington Tankers Ltd., a corporation organized and existing under the laws of Bermuda (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation at a meeting duly called and held on June 26, 2008:
RESOLVED: That pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the “Board”) in accordance with the provisions of the Memorandum of Association, the Board hereby creates a series of Preference Shares, $0.01 par value per share (the “Preference Shares”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:
     Series A Junior Participating Preference Shares:
     Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preference Shares” (the “Series A Preference Shares”) and the number of Series A Preference Shares shall be sixty thousand (60,000). Such number of shares may be increased or decreased by resolution of the Board prior to issuance; provided, that no decrease shall reduce the number of Series A Preference Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preference Shares.
     Section 2. Dividends and Distributions.
     (A) Subject to the rights of the holders of any shares of any series of Preference Shares (or any similar shares) ranking prior and superior to the Series A Preference Shares with respect to dividends, the holders of Series A Preference Shares, in preference to the holders of Common Shares, par value $0.01 per share (the “Common Shares”), of the Corporation, and of any other junior shares, shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available for the payment of dividends, quarterly dividends payable in cash on the last day of each fiscal quarter of the Corporation in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a Series A Preference Share, in an amount per share (rounded to the nearest cent) equal to the greater of

(a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a Series A Preference Share. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision, combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Preference Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preference Shares payable in Series A Preference Shares, or effect a subdivision, combination or consolidation of the outstanding Series A Preference Shares (by reclassification or otherwise than by payment of a dividend in Series A Preference Shares) into a greater or lesser number of Series A Preference Shares, then in each such case the amount to which holders of Series A Preference Shares were entitled immediately prior to such event under clause (b) of the first sentence of this Section 2(A) shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Series A Preference Shares that were outstanding immediately prior to such event and the denominator of which is the number of Series A Preference Shares outstanding immediately after such event.
     (B) The Corporation shall declare a dividend or distribution on the Series A Preference Shares as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares) and the Corporation shall pay such dividend or distribution on the Series A Preference Shares before the dividend or distribution declared on the Common Shares is paid or set apart; provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per Series A Preference Share shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
     (C) Dividends shall begin to accrue and be cumulative on outstanding Series A Preference Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preference Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preference Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of Series A Preference Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
     Section 3. Voting Rights. The holders of Series A Preference Shares shall have the following voting rights:
     (A) Subject to the provision for adjustment hereinafter set forth, each Series A Preference Share shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision, combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the number of votes per share to which holders of Series A Preference Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preference Shares payable in Series A Preference Shares, or effect a subdivision, combination or consolidation of the outstanding Series A Preference Shares (by reclassification or otherwise than by payment of a dividend in Series A Preference Shares) into a greater or lesser number of Series A Preference Shares, then in each such case the number of votes per share to which holders of Series A Preference Shares were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Series A Preference Shares that were outstanding immediately prior to such event and the denominator of which is the number of Series A Preference Shares outstanding immediately after such event.
     (B) Except as otherwise provided herein, in the Memorandum of Association or Bye-Laws, the holders of Series A Preference Shares and the holders of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.
     (C) (i) If at any time dividends on any Series A Preference Shares shall be in arrears in an amount equal to six quarterly dividends thereon, the holders of the Series A Preference Shares, voting as a separate series from all other series of Preference Shares and classes of capital stock, shall be entitled to elect two members of the Board in addition to any Directors elected by any other series, class or classes of securities and the authorized number of Directors will automatically be increased by two. Promptly thereafter, the Board of the Corporation shall, as soon as may be practicable, call a special meeting of holders of Series A Preference Shares for the purpose of electing such members of the Board. Such special meeting shall in any event be held within 45 days of the occurrence of such arrearage.

          (ii) During any period when the holders of Series A Preference Shares, voting as a separate series, shall be entitled and shall have exercised their right to elect two Directors, then, and during such time as such right continues, (a) the then authorized number of Directors shall be increased by two, and the holders of Series A Preference Shares, voting as a separate series, shall be entitled to elect the additional Directors so provided for, and (b) each such additional Director shall not be a member of any existing class of the Board, but shall serve until the next annual meeting of shareholders for the election of Directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(C).
          (iii) A Director elected pursuant to the terms hereof may be removed with or without cause by the holders of Series A Preference Shares entitled to vote in an election of such Director.
          (iv) If, during any interval between annual meetings of shareholders for the election of Directors and while the holders of Series A Preference Shares shall be entitled to elect two Directors, there is no such Director in office by reason of resignation, death or removal, then, promptly thereafter, the Board shall call a special meeting of the holders of Series A Preference Shares for the purpose of filling such vacancy and such vacancy shall be filled at such special meeting. Such special meeting shall in any event be held within 45 days of the occurrence of such vacancy.
          (v) At such time as the arrearage is fully cured, and all dividends accumulated and unpaid on any Series A Preference Shares outstanding are paid, and, in addition thereto, at least one regular dividend has been paid subsequent to curing such arrearage, the term of office of any Director elected pursuant to this Section 3(C), or his successor, shall automatically terminate, and the authorized number of Directors shall automatically decrease by two, the rights of the holders of the Series A Preference Shares to vote as provided in this Section 3(C) shall cease, subject to renewal from time to time upon the same terms and conditions, and the holders of the Series A Preference Shares shall have only the limited voting rights elsewhere herein set forth.
     (D) Except as set forth herein, or as otherwise provided by law, holders of Series A Preference Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.
     Section 4. Certain Restrictions.
     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preference Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preference Shares outstanding shall have been paid in full, the Corporation shall not:
          (i) declare or pay dividends, or make any other distributions, on any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preference Shares;

          (ii) declare or pay dividends, or make any other distributions, on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preference Shares, except dividends paid ratably on the Series A Preference Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
          (iii) redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preference Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such junior shares in exchange for any shares of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preference Shares; or
          (iv) redeem or purchase or otherwise acquire for consideration any Series A Preference Shares, or any shares ranking on a parity with the Series A Preference Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
     Section 5. Reacquired Shares. Any Series A Preference Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preference Shares and may be reissued as part of a new series of Preference Shares subject to the conditions and restrictions on issuance set forth herein, in the Memorandum of Association, or in any other Certificate of Designation of Terms creating a series of Preference Shares or any similar shares or as otherwise required by law.
     Section 6. Liquidation, Dissolution or Winding Up.
     (A) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preference Shares unless, prior thereto, the holders of Series A Preference Shares shall have received $1000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series A Preference Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of Common Shares, or (2) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preference Shares, except distributions made ratably on the Series A Preference Shares and all such parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.
     (B) Neither the consolidation, merger or other business combination of the Corporation with or into any other corporation nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.
     (C) In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision, combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of Series A Preference Shares were entitled immediately prior to such event under the proviso in clause (1) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preference Shares payable in Series A Preference Shares, or effect a subdivision, combination or consolidation of the outstanding Series A Preference Shares (by reclassification or otherwise than by payment of a dividend in Series A Preference Shares) into a greater or lesser number of Series A Preference Shares, then in each such case the aggregate amount to which holders of Series A Preference Shares were entitled immediately prior to such event under the proviso in clause (1) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Series A Preference Shares that were outstanding immediately prior to such event and the denominator of which is the number of Series A Preference Shares outstanding immediately after such event.
     Section 7. Consolidation, Merger, etc. Notwithstanding anything to the contrary contained herein, in case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each Series A Preference Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision, combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preference Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preference Shares payable in Series A Preference Shares, or effect a subdivision, combination or consolidation of the outstanding Series A Preference Shares (by reclassification or otherwise than by payment of a dividend in Series A Preference Shares) into a greater or lesser number of Series A Preference Shares, then in each such case the amount set forth in the first sentence of this Section 7 with respect to the exchange or change of Series A Preference Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Series A Preference Shares that were outstanding immediately prior to such event and the denominator of which is the number of Series A Preference Shares outstanding immediately after such event.
     Section 8. No Redemption. The Series A Preference Shares shall not be redeemable.
     Section 9. Rank. The Series A Preference Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Preference Shares issued either before or after the issuance of the Series A Preference Shares, unless the terms of any such series shall provide otherwise.
     Section 10. Amendment. At such time as any Series A Preference Shares are outstanding, the Memorandum of Association of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preference Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preference Shares, voting together as a single class.
     Section 11. Fractional Shares. Series A Preference Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preference Shares.
     IN WITNESS WHEREOF, this Certificate of Designation of Terms is executed on behalf of the Corporation by its Chief Executive Officer this 26 day of June, 2008.

ARLINGTON TANKERS LTD.
By:	/s/ Edward Terino
Name:	Edward Terino
Title:	President, Chief Executive Officer and Chief Financial Officer